Exhibit 99.1

Investor Relations Contact:

Raphael Gross

203-682-8253

investorrelations@dfrg.com

DFRG Media Relations Contact:

Alecia Pulman

203-682-8200

DFRGPR@icrinc.com

L Catterton Media Relations Contact:

Andi Rose / Julie Oakes / Kate Clark

Joele Frank, Wilkinson Brimmer

Katcher

212-355-4449

kclark@joelefrank.com

Del Frisco’s Restaurant Group, Inc. to Be Acquired by L Catterton

Stockholders to Receive $8.00 in Cash Per Share

IRVING, Texas, June 24, 2019 - (GLOBE NEWSWIRE) - Del Frisco’s Restaurant Group, Inc. (the “Company” or “Del Frisco’s”) (NASDAQ: DFRG) and L Catterton, the largest and most global consumer-focused private equity firm, today announced that they have entered into a definitive agreement under which affiliates of L Catterton (the “Purchaser”) will acquire the Company in an all cash transaction valued at approximately $650 million. Del Frisco’s stockholders will receive $8.00 per share, representing a 22% percent premium to the closing share price on December 19, 2018, the last trading day prior to Company’s announcement of a strategic alternatives process, and a premium of approximately 21% to the 30-day volume weighted average price ended on June 21, 2019.

The agreement was unanimously approved by Del Frisco’s Board of Directors following a thorough review of a full range of strategic alternatives by Del Frisco’s Strategic Alternatives Review Committee (the “Committee”), which was first announced on December 20, 2018. The transaction is expected to be completed by the fourth quarter of 2019, subject to approval by Del Frisco’s stockholders, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as other customary closing conditions. Engaged Capital and certain of its affiliates, collectively holding nearly 10% of the outstanding shares of the Company, have entered into voting agreements committing them to, among other things and subject to its terms, vote in favor of adopting the acquisition agreement.

“Over the course of our review, the Committee evaluated a full range of strategic, financial and capital structure alternatives to best serve the interests of our stockholders. After a thorough process, including considering Del Frisco’s current operations and future prospects, the Committee and the Board is confident that this transaction offers the most promising opportunity to realize the highest value for our stockholders,” said Joe Reece, Committee Chairman, Del Frisco’s Restaurant Group, Inc.

“In consultation with our outside advisors, the Board has been evaluating several strategic and financial alternative options since December 2018. This transaction offers immediate liquidity at a significant premium for our stockholders while providing the best path forward for our Del Frisco’s brands, our employees, and loyal guests,” said Ian R. Carter, Board Chairman, Del Frisco’s Restaurant Group, Inc.

“L Catterton brings a distinguished track record of fostering the growth and success of world class experiential brands. Together with their deep operational expertise in the restaurant industry, I am confident L Catterton will be a great long-term partner,” said Norman Abdallah, Chief Executive Officer, Del Frisco’s Restaurant Group, Inc.

Del Frisco’s comprises four leading brands across two distinct business lines — Del Frisco’s Grille and Del Frisco’s Double Eagle Steakhouse in the steak and grill category, and bartaco and Barcelona Wine Bar in the upscale regionally-inspired cuisine category. Upon the close of the transaction, L Catterton plans to run the bartaco and Barcelona Wine Bar businesses separately from the steakhouse brands in order to nurture the unique attributes of the brands.

“At L Catterton, we bring more than just capital – we bring significant operational expertise to our investments,” said Andrew Taub, Managing Partner at L Catterton. “Over the last 30 years, L Catterton has invested in nearly 30 restaurant concepts globally to create a number of industry leaders. Del Frisco’s has four outstanding brands in two distinct and attractive categories – upscale regionally-inspired cuisine, and steak and grill. We’re excited to partner with the Company to harness the power of these brands by operating the upscale regionally-inspired brands separately from the steak and grill concepts.”

L Catterton has invested in restaurant concepts such as Bloomin’ Brands Inc. (including Outback Steakhouse, Fleming’s Prime Steakhouse, Carrabba’s Italian Grill, and Bonefish Grill), CÉ LA VI, Cheddar’s Scratch Kitchen, Crystal Jade, Culinary Concepts by Jean-Georges, P.F. Chang’s, Uncle Julio’s and many more.

Piper Jaffray & Co. acted as financial advisor and Kirkland & Ellis LLP acted as legal counsel to Del Frisco’s and its Board of Directors. Credit Suisse served as financial advisor and Gibson Dunn LLP served as legal advisor to L Catterton.

About Del Frisco’s Restaurant Group, Inc.

Based in Irving, Texas, Del Frisco’s Restaurant Group, Inc. is a collection of 78 restaurants across 17 states and Washington, D.C., including Del Frisco’s Double Eagle Steakhouse, Del Frisco’s Grille, Barcelona Wine Bar, and bartaco.

Del Frisco’s Double Eagle Steakhouse creates an environment where our guests can celebrate life through cuisine that is bold and innovative, award-winning wine lists, hand crafted specialty cocktails and superior hospitality with each dining occasion. Del Frisco’s Grille is modern, inviting, stylish, and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients. Barcelona serves tapas, both simple and elegant, using the best seasonal picks from local markets and unusual specialties from Spain and the Mediterranean, and offers an extensive selection of wines from Spain and South America featuring over 40 wines by the glass. bartaco combines fresh, upscale street food and award-winning cocktails made with artisanal spirits and freshly-squeezed juices with a coastal vibe in a relaxed environment.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.DelFriscosGrille.com, www.BarcelonaWineBar.com, and www.bartaco.com. For more information about Del Frisco’s Restaurant Group, Inc., please visit www.DFRG.com.

About L Catterton

With over $15 billion of equity capital across six fund strategies in 17 offices globally, L Catterton is the largest consumer-focused private equity firm in the world. L Catterton’s team of more than 150 investment and operating professionals partners with management teams around the world to implement strategic plans to foster growth, leveraging deep category insight, operational excellence, and a broad thought partnership network. Since 1989, the firm has made over 200 investments in leading consumer brands. L Catterton was formed through the partnership of Catterton, LVMH and Groupe Arnault. For more information about L Catterton, please visit lcatterton.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of the Company by Purchaser made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the Company’s stockholders and the receipt of certain regulatory approvals; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (vi) risks related to diverting management’s attention from the Company’s ongoing business operations; (vii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) uncertainties as to Purchaser’s ability to obtain financing in order to consummate the merger; and (x) other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, the Company does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger, Del Frisco’s expects to file with the Securities and Exchange Commission (the “SEC”) and furnish to its stockholders a proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed merger. Promptly after filing its definitive proxy statement with the SEC, Del Frisco’s will mail the definitive proxy statement and a proxy card to each stockholder of Del Frisco’s entitled to vote at the special meeting relating to the proposed merger. The proxy statement will contain important information about the proposed merger and related matters. STOCKHOLDERS AND SECURITY HOLDERS OF DEL FRISCO’S ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT DEL FRISCO’S WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DEL FRISCO’S, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT THAT HOLDERS OF THE COMPANY’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING VOTING. This press release is not a substitute for the proxy statement or for any other document that Del Frisco’s may file with the SEC and send to its stockholders in connection with the proposed merger. The proposed merger will be submitted to Del Frisco’s stockholders for their consideration.

Stockholders and security holders of Del Frisco’s will be able to obtain the proxy statement, as well as other filings containing information about Del Frisco’s and the proposed merger, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement (when available) and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by contacting the Company’s Investor Relations at investorrelations@dfrg.com or 203.682.8253, or by going to Del Frisco’s Investor Relations page on its website at https://investor.dfrg.com.

Participants in Solicitation

Del Frisco’s and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding the interests of the Company’s directors and executive officers and their ownership of shares of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 16, 2019, and will be included in the Company’s definitive proxy statement to be filed with the SEC in connection with the proposed merger, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests in the proposed merger, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC in connection with the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.

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